Exhibit 10.2

MODINE MANUFACTURING COMPANY
2008 INCENTIVE COMPENSATION PLAN
PERFORMANCE STOCK AWARD
AWARD AGREEMENT FOR MEMBERS OF THE EXECUTIVE COUNCIL

We are pleased to inform you that you have been granted an opportunity to earn a Performance Stock Award of Modine Manufacturing Company (the “Company”), subject to the terms and conditions of the Modine Manufacturing Company 2008 Incentive Compensation Plan (the “Plan”) and of this Award Agreement.  Unless otherwise defined herein, all terms used in this Award Agreement shall have the same meanings as set forth in the Plan.

Full name of Grantee:	«Name»

Date of Award:	«Date»

Target number of Common Stock:	«Grant»

Performance Period:	April 1, 2011 to March 31, 2014

1.  Performance Stock Award.  Pursuant to the Plan, you are hereby granted a Performance Stock Award, subject to the terms and conditions of this Award Agreement and the Plan.  The number of shares of Common Stock to be issued hereunder if the Target Performance Goals are achieved is set forth above.

2.  Terms of Performance Stock Award and Performance Goals.  You have been granted an opportunity to earn shares of Common Stock under this Performance Stock Award.  The actual number of shares of Common Stock earned by you will be determined as described below, based upon the actual results for the Performance Period set forth above compared to the Performance Goals set forth below, provided that you remain an employee of the Company or a Subsidiary for the entire Performance Period and the achievement of the Performance Goals is greater than the Threshold amount specified below (the “Conditions”).  If either of these Conditions is not satisfied, then except as otherwise provided in this Award Agreement and the Plan, no Common Stock shall be earned.  The Performance Goals for this Performance Stock Award are Return on Average Capital Employed (“ROACE”) and Change in Economic Profit (as specified in further detail below), with each having an equal 50% weight.  The Threshold Performance Goals are the minimum Performance Goals necessary for the Performance Period that must be achieved by the Company in order for you to qualify for any Common Stock and the Maximum Performance Goals are the maximum Performance Goals for the Performance Period in order to qualify for the maximum number of shares of Common Stock earned under this Performance Stock Award.

Performance Goal: ROACE	Performance Stock Award Earned Based on Achievement of Performance Goal
Threshold: 10.5%	25% of Target number of Common Stock
Target: 12.5%	50% of Target number of Common Stock
Maximum: ≥15.5%	100% of Target number of Common Stock

Performance Goal: Change in Economic Profit	Performance Stock Award Earned Based on Achievement of Performance Goal
Threshold: $24 million	25% of Target number of Common Stock
Target: $40 million	50% of Target number of Common Stock
Maximum: ≥$57 million	100% of Target number of Common Stock

“ROACE” or “Return on Average Capital Employed” means NOPAT  divided by Capital Employed.  NOPAT means the Company’s earnings (or losses) from continuing operations before income taxes plus interest expense, as reported on the Company’s audited financial statements,  adjusted to exclude: a) exchange gains (or losses) on intercompany loans and b) all other unusual, non-recurring or extraordinary non-cash charges, as determined in the discretion of the Committee, and cash restructuring and repositioning charges in excess of $4,000,000 multiplied by .7 to account for an assumed 30% income tax rate, and further adjusted to exclude earnings (or losses) attributable to minority shareholders.  Capital Employed means the Company’s total debt plus shareholders’ equity, as reported on the Company’s audited financial statements.   The NOPAT and Capital Employed calculations shall exclude the cumulative effect of changes in generally accepted accounting principles (“GAAP”).  Notwithstanding the above, the Officer Nomination and Compensation Committee shall retain negative discretion to make adjustments to reduce the number of Common Stock to be issued under this Performance Stock Award.   The calculation of ROACE shall be based upon a three-year average ROACE for fiscal 2012 – fiscal 2014.  Annual ROACE shall be averaged over five points (i.e. fiscal quarters and fiscal year end).

“Economic Profit” means ROACE minus a fixed 10.5% weighted average cost of capital, multiplied by Capital Employed.

If actual ROACE or Change in Economic Profit for the Performance Period is between Threshold and Target and/or between Target and Maximum, the number of shares of Common Stock earned shall be determined on a linear basis.  In the event that the Company’s actual ROACE or Change in Economic Profit does not meet the Threshold for the Performance Period, no Common Stock shall be earned under this Performance Stock Award.  In the event that the Company’s actual ROACE or Change in Economic Profit exceeds the Maximum for the Performance Period, only the Maximum percentage of the Target number of shares of Common Stock set forth above shall be earned.  Notwithstanding the foregoing, the Committee retains the discretion to decrease the number of Common Stock earned under this Performance Stock Award.

3.  Delivery of Shares of Common Stock.   Performance Stock earned shall be paid in shares of Common Stock delivered to you after the end of the Performance Period as soon as administratively practicable after the Committee has approved and certified the number of shares of Performance Stock that have been earned hereunder.

4.  Change in Control.    Notwithstanding anything in this Agreement to the contrary, upon a Change in Control, all outstanding Performance Stock shall be deemed to have satisfied the Target Performance Goals and shall vest pro-rata based upon the period worked during the Performance Period as of the date of an involuntary termination of your employment with the Company or a Subsidiary by the Company without Cause or by you for Good Reason within one (1) year following a Change in Control.  “Good Reason” means a material diminution in your base salary; material diminution in your annual target bonus opportunity; material diminution in your authority, duties or responsibilities; material diminution in authority, duties or responsibilities of the supervisor to whom you report; material diminution in the budget over which you retain authority; or material change in the geographic location at which you must perform services.

5.  Forfeiture.  Other than as described above in Paragraph 4 regarding a Change in Control, upon your termination of employment with the Company or a Subsidiary for any reason during the Performance Period, you will forfeit all Performance Stock covered by this Agreement.

6.  Shareholder Status.  While this Performance Stock Award is outstanding and until Common Stock is issued hereunder, you shall not have any rights as a shareholder of the Company, including the right to vote and the right to receive dividends on any Common Stock potentially earned under this Performance Stock Award.

7.  Transfer.  The Performance Stock Award shall be nontransferable.  Notwithstanding the foregoing, you shall have the right to transfer the Performance Stock Award or Common Stock otherwise issued hereunder upon your death, either by the terms of your will or under the laws of descent and distribution.

8.  No Unlawful Issue of Common Stock.  If, in the opinion of its counsel, the issue of any Common Stock hereunder pursuant to this Performance Stock Award shall not be lawful for any reason, including the inability of the Company to obtain, from any regulatory body having jurisdiction, authority deemed by such counsel to be necessary to such issuance, the Company shall not be obligated to issue any such Common Stock pursuant to this Performance Stock Award.

9.  No Obligation of Employment.  This Performance Stock Award shall not impose any obligation on the Company to continue your employment with the Company or any Subsidiary.

10.  Provisions of the Plan Control.  This Performance Stock Award is qualified in its entirety by reference to the terms and conditions of the Plan under which it is granted, a copy of which you may request from the Company.  The Plan empowers the Committee to make interpretations, rules and regulations thereunder, and, in general provides that the determinations of such Committee with respect to the Plan shall be binding upon you.  The Plan is incorporated herein by reference.

11.  Forfeiture Under Recoupment Policy.  The Company shall have the power and the right to require you to forfeit and return the shares of Common Stock issued hereunder or any proceeds therefrom consistent with any recoupment policy maintained by the Company under applicable law, as such policy is amended from time to time.

12.  Use of Words.  The use of words of the masculine gender in this Award Agreement is intended to include, wherever appropriate, the feminine or neuter gender and vice versa.

13.  Successors.  This Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company.

14.  Taxes.  The Company may require payment of or withhold any minimum tax which it believes is required as a result of this Performance Stock Award, and the Company may defer making delivery with respect to shares issuable hereunder until arrangements satisfactory to the Company have been made with respect to such tax withholding obligations.

By your signature and the signature of the Company’s representative below, you and the Company agree that this Performance Stock Award awarded to you under this Award Agreement is subject to the terms and conditions of the Plan, a copy of which is available to you upon request.  As provided in the Plan, you hereby agree to accept as binding any decision of the Committee with respect to the interpretation of the Plan and this Award Agreement, or any other matters associated therewith.

IN WITNESS WHEREOF, the Company has caused these presents to be executed as of «Date».

MODINE MANUFACTURING COMPANY

By:
Thomas A. Burke
President and Chief Executive Officer

The undersigned hereby accepts the foregoing Performance Stock Award and agrees to the several terms and conditions of this Award Agreement and of the Plan.

«Name»